UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 31, 2007

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2007, the Board of Directors of USEC Inc. (the "Company") approved (1) the USEC Inc. Executive Deferred Compensation Plan (the "Executive Plan") and (2) the USEC Inc. Director Deferred Compensation Plan (the "Director Plan" and, together with the Executive Plan, the "Plans"). Both of the Plans will be effective beginning January 1, 2008 and are intended to be non-qualified deferred compensation plans that comply with the regulations of Section 409A of the Internal Revenue Code of 1986, as amended.

The Executive Plan will replace the Company’s existing 401(k) Restoration Plan in which certain of the Company’s officers currently participate. Participation in the Executive Plan will not be limited to the Company’s officers but will also include a select group of management and highly compensated employees.

Participants in the Executive Plan may defer up to a maximum of 90% and a minimum of 5% of base salary and a maximum of 100% and a minimum of 5% of cash bonus amounts received through the Company’s incentive compensation programs. The Company will match participant contributions under the Executive Plan at the rate that would apply if they had been contributed to the Company’s tax qualified 401(k) employee savings plan (the "401(k) plan") without regard for any statutory limitations, reduced by amounts contributed to the 401(k) plan. The Company’s 401(k) plan provides for a Company match of 100% of the first 3% of pay contributed and 50% of the next 2% of pay contributed.

Participants in the Director Plan may defer up to a maximum of 100% and a minimum of 5% of cash director fees.

A participant may receive a distribution from the Executive Plan or the Director Plan upon a qualifying distribution event such as a separation from service, disability, death, or in-service distribution, change in control or an unforeseeable emergency all as defined in the applicable Plan. Distributions from the Plans will be made in cash in a lump sum, annual installments, or a combination of both, in the manner elected by the participant and provided for in the applicable Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

November 5, 2007	By:	Allen L. Lear

Name: Allen L. Lear
Title: Interim General Counsel and Secretary